EXHIBIT 99

Swift Transportation Company Announces $150 Million Stock Repurchase Authorization
Earlier today, the Board of Directors of Swift Transportation Company (NYSE:SWFT) ("Swift"), upon the unanimous recommendation of a separate special committee created by the Board that consists of all Swift’s independent directors, approved the repurchase of up to $150 million of the Company’s outstanding Class A common stock. The special committee recommended to the Board the repurchase should occur over the next 12 months but is conditioned upon the availability of any free cash flow after fleet reinvestment and certain debt reduction targets are met. It is the intent of the Company that the repurchases will be made utilizing a variety of methods, which may include but not be limited to open market purchases, block trades, the implementation of a 10b5-1 plan and/or any other available methods in accordance with SEC and other applicable legal requirements. The timing, prices and volume of purchases will depend upon prevailing stock prices, the Company’s leverage ratio, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

About Swift
Swift is based in Phoenix, Arizona, and operates a tractor fleet of approximately 18,000 units driven by company and owner-operator drivers. The company operates more than 40 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for "one-stop shopping" for their truckload transportation needs through a broad spectrum of services and equipment. Swift's extensive suite of services includes general, dedicated and cross-border U.S./Mexico/Canada service, temperature-controlled, flatbed and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.

Contact:
Swift Transportation Company
Jason Bates, 602-269-9700
Vice President of Finance and Investor Relations Officer
Ginnie Henkels, 602-269-9700
Executive Vice President and Chief Financial Officer